EXHIBIT 23.1



             CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS



To the Board of Directors
Dahua, Inc.

As independent registered public accountants of Dahua Inc. and its subsidiary Bauer Invest, Inc., we hereby consent to the use of our report dated March 23, 2005, with respect to the consolidated financial statements of Bauer Invest, Inc. and its subsidiary Beijing Dahua Real Estate Development Ltd. in the Registration Statement of Dahua Inc., an entity formed as successor of Bauer Invest, Inc., on Form SB-2, Amendment No. 2, which is to be filed by Dahua Inc. We also consent to the use of our name and the reference to us in the Experts section of the Registration Statement.


/s/ CHILD, SULIVAN & COMPANY
-----------------------------
CHILD, SULLIVAN & COMPANY

Salt Lake City, Utah
November 7, 2005